As filed with the Securities and Exchange Commission on January 12, 2022

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERIMETER SOLUTIONS, SA

(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	98-1632942
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12E rue Guillaume Kroll, L-1882 Luxembourg

Grand Duchy of Luxembourg

(Address including Zip Code of Principal Executive Offices)

Perimeter Solutions, SA 2021 Equity Incentive Plan

(Full title of the plan)

Barry Lederman

Chief Financial Officer

8000 Maryland Avenue

Suite 350

Clayton, Missouri 63105

(314) 396-7343

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Flora R. Perez, Esq.

Brian J. Gavsie, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value of $1.00 per share, to be issued pursuant to Perimeter Solutions, SA 2021 Equity Incentive Plan	23,136,246(2)	$13.76(3)	$318,354,744.96(3)	$29,511.48
Ordinary Shares issuable upon exercise of currently outstanding stock options	8,763,754(4)	$10.04(5)	$88,016,290.00(5)	$8,159.11

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares, nominal value $1.00 per share (“Ordinary Shares”), of Perimeter Solutions, SA (the “Company”) that become issuable under the Company’s 2021 Equity Incentive Plan (the “Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)	Represents Ordinary Shares available for future issuance under the Incentive Plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of one Ordinary Share, nominal value of $1.00 per share, of the Company, as reported by the New York Stock Exchange on January 11, 2022.

(4)	Represents Ordinary Shares issuable upon the exercise of currently outstanding stock options previously issued to the Company’s executive officers and Board members under the Incentive Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of outstanding stock options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be delivered in accordance with Form S-8 and Rule 428(d) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following document(s) filed with the Commission by Perimeter Solutions, SA, a public company limited by shares governed by the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 256.548 (the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) The Company’s Prospectus filed on November  5, 2021 pursuant to Rule 424(b)(3) (File No. 333-259237) under the Securities Act;

(2) The description of the Company’s Ordinary Shares which is contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on November 5, 2021 (File No. 001-41027), and any amendment or report filed for the purpose of updating any such description;

(3) The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the Commission on December 14, 2021; and

(4) The Current Report on Form 8-K, filed by the Company with the Commission on November 10, 2021 (excluding “furnished” and not “filed” information).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article 441-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”) provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.

The Company’s amended and restated Articles of Association (the “Articles”) provide that directors of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Company’s Articles and mandatory provisions of law, every person who is, or has been, a director or officer of the Company (and his or her heirs, executors and administrators) shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of the Company (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company.

The Company’s Articles provide that the right of indemnification provided by such Articles shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such Articles shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

The Company also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260798) filed on November 10, 2021).

4.2	Perimeter Solutions, SA 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1 (File No. 333-260798) filed on November 10, 2021).

5.1*	Opinion of Maples and Calder (Luxembourg) SARL.

23.1*	Consent of BDO USA, LLP.

23.2*	Consent of Maples and Calder (Luxembourg) SARL (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1*	Form of Option Award Agreement (2021).

99.2*	Form of Option Award Agreement (2022).

*	Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on the 12th day of January, 2022.

PERIMETER SOLUTIONS, SA

By:	/s/ Edward Goldberg
Name:	Edward Goldberg
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward Goldberg, Barry Lederman and Noriko Yokozuka his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities indicated and on the date indicated below.

Signature	Title	Date

/s/ Edward Goldberg Edward Goldberg	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2022

/s/ Barry Lederman Barry Lederman	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2022

/s/ W. Nicholas Howley W. Nicholas Howley	Co-Chairman of the Board	January 12, 2022

/s/ William N. Thorndike, Jr. William N. Thorndike, Jr.	Co-Chairman of the Board	January 12, 2022

/s/ Haitham Khouri Haitham Khouri	Vice-Chairman and Director	January 12, 2022

/s/ Vivek Raj Vivek Raj	Director	January 12, 2022

/s/ Tracy Britt Cool Tracy Britt Cool	Director	January 12, 2022

/s/ Kevin Stein Kevin Stein	Director	January 12, 2022

/s/ Sean Hennessy Sean Hennessy	Director	January 12, 2022

/s/ Robert S. Henderson Robert S. Henderson	Director	January 12, 2022